Exhibit 10.26

SailPoint Technologies Holdings, Inc.
Summary of Non-Employee Director Compensation
This document summarizes the non-employee director compensation policy of SailPoint Technologies Holdings, Inc. (the “Company”) adopted by the Board of Directors of the Company (the “Board”) effective August 1, 2019, but subject to revision from time to time by the Board or its Compensation Committee.
The non-employee members of the Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc. (the “Company”) will be entitled to receive the following compensation during each year of service as a director:

Annual cash retainer	$30,000
Additional annual cash retainer for the Chairman of the Board	$20,000
Additional annual cash retainer for Chairman of the Audit Committee	$20,000
Additional cash retainer for members of the Audit Committee	$10,000
Additional cash retainer for the Chairman of the Compensation Committee	$12,000
Additional annual cash retainer for members of the Compensation Committee	$6,000
Additional annual cash retainer for Chairman of the Nominating & Corporate Governance Committee	$7,500
Additional cash retainer for members of the Nominating & Corporate Governance Committee	$3,750
Additional annual cash retainer for Chairman of the Cybersecurity Committee	$10,000
Additional cash retainer for members of the Cybersecurity Committee	$5,000
Annual equity retainer of restricted stock units	$180,000

The cash retainer and committee and chairmanship fees are payable in cash on a quarterly basis.  Annual amounts are subject to pro ration for partial years of service.